Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

For Immediate Release

Rollins Inc. to Participate in the 13th Annual Credit Suisse Global Services Conference

Atlanta, GA, March 7, 2011 — Rollins, Inc. (NYSE:  ROL) announced today that the company will participate in the 13th Annual Credit Suisse Global Services Conference, to be held Monday, March 14, 2011 at The Phoenician in Phoenix, AZ.

Gary Rollins, Chief Executive Officer, Chief Operating Officer and President and Harry Cynkus, Senior Vice President, Chief Financial Officer and Treasurer will make a presentation on Monday March 14, 2011 at 8:00 a.m. MST.  The presentation will provide a corporate overview, highlight the services Rollins provides and discuss the most recent published financial results.   A copy of this presentation will be available on our web site at www.rollins.com on the date of the event.

About Rollins

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, HomeTeam Pest Defense, Western Pest Services, PCO Services, The Industrial Fumigant Company, Waltham Services, Crane Pest Control, and TruTech, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Europe, Central America, the Caribbean, the Middle East, Asia and the Mediterranean from over 500 locations.  You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.indfumco.com, www.walthamservices.com, www.cranepestcontrol.com, www.trutechinc.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.